COLLABORATION AGREEMENT

This Agreement is executed this 19th day of March, 2007, by and between the Kansas City Power & Light Company (“KCPL”), the Sierra Club, and the Concerned Citizens of Platte County, Inc. (“CCPC”) (collectively, the “Parties”), as set forth below.

Witnesseth

WHEREAS, KCPL owns and operates an electric generating plant known as the Iatan Generating Station located in Platte County, Missouri;

WHEREAS, KCPL applied for a Prevention of Significant Deterioration (“PSD”) Permit to Construct to undertake work at the Iatan Generating Station, including work on the existing electrical utility steam generating unit (“Iatan Unit 1”) to install new pollution control systems, to set a permit limit on the heat input rate of Iatan Unit 1, and to construct at the Iatan Generating Station a second pulverized coal-fired boiler and associated pollution control equipment (“Iatan Unit 2”) (collectively the “Iatan Project”);

WHEREAS, the Missouri Department of Natural Resources (“MDNR”) issued a PSD Permit to Construct for the Iatan Project on January 31, 2006, Permit No. 012006-019 (the “Iatan PSD Permit”);

WHEREAS, on March 2, 2006, the Sierra Club filed a Complaint with the Missouri Air Conservation Commission (“ACC”) to appeal from MDNR’s issuance of the Iatan PSD Permit in ACC Appeal No. 06-0251, urging, among other things, that the MDNR require more stringent emissions limits for certain emissions from Iatan Units 1 and 2;

WHEREAS, the Parties also have disputes regarding ratemaking proceedings originally filed before the Missouri Public Service Commission (“MPSC”) and the Kansas Corporation Commission (“KCC”) and now under appeal in the respective jurisdictions;

WHEREAS, on March 1, 2007, KCPL filed a federal declaratory judgment action against the Sierra Club in the United States District Court for the Western District of Missouri;

WHEREAS, KCPL has made an application to construct a combustion by-product landfill to support the on-going operation of the Iatan units after the installation of the new pollution control facilities, and such application is currently under review by the MDNR;

WHEREAS, KCPL also owns and operates an electric generating plant known as the La Cygne Generating Station located in Linn County, Kansas, consisting of two units (“La Cygne Unit 1” and “La Cygne Unit 2”), and those units are the subject of discussions between KCPL and the Kansas Department of Health and Environment (“KDHE”) regarding the emissions limits to be set for those units for certain emissions pursuant to the Best Available Retrofit Technology (“BART”) regulations;

WHEREAS, the Parties desire to enter into this Collaboration Agreement (“Agreement”) to resolve all of these disputes or potential disputes such that the Iatan Project may move forward without delay and the ratemaking proceedings may proceed without the Sierra Club’s and CCPC’s further objections;

WHEREAS, the Parties commit to work collaboratively, in a positive manner, with a goal to achieve a twenty percent reduction by 2020 of the 2006 carbon dioxide emissions levels from KCPL’s overall operations;

WHEREAS, KCPL desires to continue to build on its significant investments in energy efficiency, renewable energy, and emissions control;

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises contained in this Agreement and intending to be legally bound, the Parties agree as follows:

Agreements

Section I. Changes to be Incorporated into Iatan PSD Permit.

The Parties agree to proposed changes to the emissions limits for certain emissions set forth in the Iatan PSD Permit, including nitrogen oxides (“NOx”), sulfur dioxide (“SO2”), sulfuric acid mist (“SAM”), and opacity. The emissions limits will be incorporated into an administrative amendment to the Iatan PSD Permit as set forth in Exhibit 1 attached to this Agreement and incorporated herein by this reference as if set forth fully herein. KCPL agrees not to seek to increase the limits for emissions of NOx, SO2, SAM, stack particulate matter, and opacity from the Iatan Generating Station set forth in Exhibit 1 while this Agreement is in effect.

Section II. Emissions Limits to be Included in Proposed Consent Agreement Between KDHE and KCPL For the La Cygne Generating Station.

No later than December 31, 2007, KCPL will submit to KDHE proposed Unit 1 and Unit 2 average limits for certain emissions emitted at the La Cygne Generating Station at limits lower than KCPL asserts would otherwise be required by presumptive BART limits, including emissions limits for NOx, SO2, filterable Particulate Matter less than 10 microns in size (“filterable PM10”) and total Particulate Matter less than 10 microns in size (“total PM10”) to become effective when compliance with BART regulations is first required. KCPL agrees to support the inclusion of these limits in the Kansas State Implementation Plan. KCPL agrees to use its best efforts to install pollution control technologies that would allow KCPL to reduce its emissions of NOx, SO2, filterable PM10, and total PM10 from La Cygne Units 1 and 2 prior to the date that its compliance with the BART regulations is required and at the latest by June 1, 2015. KCPL agrees to issue the request(s) for proposals (RFP) for pollution control technologies to be installed at the La Cygne Generating Station pursuant to this Agreement on or before December 31, 2008, and agrees that the RFP(s) will request that construction commence on or before December 31, 2010. The emissions limits that KCPL agrees to seek in the proposed consent agreement are set forth in Exhibit 2 attached to this Agreement and incorporated herein by this reference as if set forth fully herein.

Section III. Collaboration on Carbon Dioxide Offsets, Energy Efficiency and Community Investment.

KCPL will seek regulatory approval from the MPSC and/or the KCC, to the extent necessary, to undertake Renewable Energy, Energy Efficiency, and other projects that the Parties have estimated will offset the annual carbon dioxide (“CO2”) emissions generated from KCPL’s Iatan Unit 2 of 6,012,645 tons as set forth in Exhibit 3, the “Settlement Sheet CO2 Calculations” which is attached to and incorporated by this reference in this Agreement as if set forth fully herein. The Parties’ particular agreements regarding CO2 emissions are set forth below:

a. Renewable Energy. To the extent KCPL obtains the regulatory approval(s) that it will seek from the MPSC and/or the KCC, KCPL hereby commits to add 100 additional megawatts (MW) capacity of wind-generated electric power by December 31, 2010 and to add 300 additional MW capacity of wind-generated electric power by December 31, 2012. The Sierra Club and CCPC agree that they will support regulatory approval of these projects but to the extent that such projects involve components beyond wind-generated electric power, each of them reserves their right to object to such other components. KCPL further agrees to exert its best efforts to add the total 400 MW capacity of wind-generated electric power in the earliest reasonable timeframe, including filing requests for approval in such a manner that the regulatory agency will have adequate time to make informed decisions on such requests;

b. Energy Efficiency. To the extent that KCPL obtains the regulatory approval(s) and appropriate ratemaking treatment(s) that it will seek from the MPSC and/or the KCC, KCPL hereby commits to undertake by December 31, 2010 additional Energy Efficiency projects designed to reduce annual electricity demand by an additional 100 MW, and to undertake additional Energy Efficiency projects designed to reduce annual electricity demand by an additional 200 MW by December 31, 2012 for a total of 300 MW demand reductions. KCPL further agrees to exert its best efforts to add the total 300 MW of energy efficiency in the earliest reasonable timeframe, including filing its requests for approval in such a manner that the regulatory agency will have adequate time to make informed decisions on such requests;

c. Additional Carbon Dioxide Offsets. In addition, KCPL will undertake projects that would offset CO2 emissions generated from KCPL’s Iatan Unit 2 by an additional 711,159 tons annually (as calculated in Exhibit 3) by December 31, 2012. The Parties hereby agree that the offsets required by this subparagraph c must be achieved by the following projects, by other projects that are mutually agreed upon by the Parties, or by a combination thereof:

1. Additional Renewable Energy or Energy Efficiency projects; or

2. KCPL’s closing, de-rating, or re-powering of, or efficiency improvements at any of its electric generating units. For purposes of calculating the CO2 offsets that would be achieved from such projects under this subparagraph c, the Parties hereby agree that such offsets will be calculated based upon any such unit’s historical use during the most recent representative three years;

d. Net Metering Tariff, Montrose Study, and Legislative Collaboration.

1. KCPL agrees to consult with Sierra Club and CCPC in developing a net metering tariff. KCPL agrees to file the net metering tariff in Missouri and Kansas within 6 months after this Agreement is executed by the Parties. This Agreement does not constrain Sierra Club and/or CCPC from intervening in any administrative proceeding related to net metering;

2. KCPL agrees to conduct a study of KCPL’s Montrose Generating Station (“Montrose Study”) with Sierra Club and CCPC participation to assess potential future use, including without limitation, retiring, re-powering, and upgrading the units. KCPL will host at least two meetings to solicit Sierra Club and CCPC participation, including as part of the scoping for this study and when a draft report is prepared. KCPL agrees to conclude the Montrose Study within one year after this Agreement is executed by the Parties;

3. KCPL, the Sierra Club, and CCPC agree to collaborate on legislation and/or regulatory initiatives in both Kansas and Missouri to encourage the reduction of emissions, including carbon dioxide, through, among other things, energy efficiency building standards, appliance standards, and other incentives for energy efficiency investments by utilities;

e. Community Investment. KCPL agrees to grant $180,000 to implement the recommendations of the Kansas City, Missouri Climate Protection Plan administered by the City of Kansas City, Missouri regarding projects in the Kansas City area that employ energy efficiency, renewables, emission control technology, or carbon reduction technology. The projects to be funded by this grant are separate from those required to be undertaken by subsections a, b, and c of this Section. In addition, KCPL agrees to grant $60,000 to support ozone and PM monitoring within the greater Kansas City region, to be administered by the Mid-America Regional Council; agrees to grant $100,000 for City of Weston drinking water infrastructure upgrades, payable within 10 days from the date the last dismissal required in Section IV of this Agreement becomes effective, to the City of Weston, Attn: Mayor Howard Hellebuyck, City Hall, 300 Main, Weston, MO 64098; and agrees to fund a new left turn lane at Highway 45 and Iatan Road.

Section IV. Dismissals and Releases of Legal Actions or Claims.

a. Within ten (10) days of execution of this Agreement by all Parties, the Sierra Club, KCPL and MDNR will file a Joint Stipulation of Dismissal with Prejudice that dismisses the Sierra Club’s appeal of the Iatan PSD Permit with prejudice in substantially the form set forth in Exhibit 4 and attached to this Agreement and incorporated herein by this reference as if set forth fully herein. The Sierra Club and the CCPC hereby release any objections or claims they may have regarding any of the emissions limits for the Iatan Generating Station as of the date of this Agreement. The Sierra Club and CCPC further agree they will not file any opposition to any amendments to the Iatan PSD Permit pertaining to the current modification of Iatan Unit 1 and construction of Iatan Unit 2, specifically including the changes proposed in the September 11, 2006 letter from Paul Ling of KCPL to James Kavanaugh of MDNR, a copy of which is attached hereto as Exhibit 5, and any changes not resulting in any increase in any pollutant emissions above the Iatan PSD Permit emissions limits, as modified pursuant to this Agreement;

b. Sierra Club will dismiss with prejudice its appeal from the judgment in In the Matter of the Future Supply, Delivery and Pricing of the Electric Service Provided by Kansas City Power/Sierra Club v. Kansas Corporation Comm’n and Kansas City Power & Light Company,

District Court of Shawnee County, KS, Case No.: 05C1348, on appeal as Sierra Club v. The Kansas Corporation Comm’n, Kan. Ct. App. No. 06-96738-A (filed June 14, 2006) within ten (10) days of execution of this Agreement by all Parties;

c. KCPL, the Sierra Club, and the CCPC hereby agree that they will file a joint motion for remand of the appeal in State ex rel., Sierra Club v. Missouri Public Service Com'n, Missouri Court of Appeals Appeal No. WD 66893 without seeking further appellate review and that if the Parties’ joint motion for remand is granted, the Sierra Club and the CCPC further agree that they will not oppose MPSC approval of the plan originally approved in MPSC Case Number EO-2005-0329 within twenty (20) days of execution of this Agreement by all Parties (the plan will be re-filed with an appropriate pleading). If the joint motion for remand is denied, the Sierra Club and CCPC agree to seek dismissal of the appeal and agree that they will not, in any subsequent case, file any opposition to MPSC approval of the plan originally approved in MPSC Case Number EO-2005-0329;

d. KCPL hereby agrees to dismiss with prejudice its complaint in Kansas City Power & Light Company v. Sierra Club, United States District Court for the Western District of Missouri Case No.: 07-0159-CV-W-GAF (filed March 1, 2007) within ten (10) days of execution of this Agreement by all Parties;

e. The Sierra Club and CCPC hereby agree to release forever each and every claim that they or either of them have asserted or could have asserted as of the date of the execution of this Agreement in the actions or appeals referenced in this Agreement or arising from KCPL’s operation of the Iatan Generating Station or the La Cygne Generating Station. This release is intended to be construed as broadly as legally permissible and expressly includes, without limitation, the release of any and all claims or allegations that the Sierra Club and/or CCPC have asserted or could have asserted as of the date of the execution of this Agreement alleging that KCPL violated any provision of the Clean Air Act, or any of the state regulations implementing any provision of the Clean Air Act,1  by any action that KCPL has allegedly taken or has allegedly failed to undertake. This release also includes, without limitation, the release of any claims the Sierra Club or CCPC may have regarding any emissions limits at the La Cygne Generating Station, including any limits that would be set by application of BART regulations and associated permitting. Except as set forth above, this release does not extend to claims that may first arise after the date of the execution of this Agreement pertaining to KCPL’s operation of the Iatan Generation Station or the La Cygne Generating Station or any future permits applied for by or issued to KCPL regarding such facilities;

f. Without waiving any future claims relating to any additional generating units that KCPL may propose in the future, the Sierra Club and CCPC agree not to file any legal challenge to the Certificate of Convenience and Necessity (“CCN”) issued by the MPSC on November 14, 1973 in Case No. 17,895 that KCPL asserts approved, inter alia, Iatan Units 1 and 2 (but Sierra Club expressly reserves its right to claim that the CCN does not authorize additional generating units

______________________________________
1 Section IV(e)’s reference to “any provision of the Clean Air Act, or any of the state regulations implementing any provision of the Clean Air Act” is intended to include and does include, without limitation, the PSD program, the New Source Review (“NSR”) program, and New Source Performance Standards (“NSPS”) and all potentially applicable state regulations that implement any provision of the Clean Air Act.

 beyond Iatan Units 1 and 2); or the permits previously issued for the Iatan Project, including, without limitation, the permit issued to KCPL by the US Army Corps of Engineers on June 15, 2006 pursuant to Section 10 of the Rivers and Harbors Act of 1899, the permit issued to KCPL by the US Army Corps of Engineers on June 15, 2006 pursuant to Section 404 of the Clean Water Act, and the permit issued to KCPL by MDNR on March 8, 2006 pursuant to Section 401 of the Clean Water Act; or the Environmental Assessment (EA) and the associated Finding of No Significant Impact (FONSI) issued by the US Army Corps of Engineers on June 12, 2006; or documents or determinations referenced in these permits or EA and FONSI;

g. The Parties commit to work collaboratively in good faith to address and resolve any issues concerning the Utility Waste Landfill Construction Permit Application for KCPL, MDNR Job No. NJ06GPLF, Iatan Generation Station, Platte County, Missouri received as a complete application August 7, 2006.

Section V. Interrelationship with Experimental Regulatory Plan.

The Parties agree that the commitments contained in this Agreement are not intended to change or modify the terms of the Experimental Regulatory Plan originally approved by the MPSC in Case No. EO-2005-0329 and approved by the KCC in Docket No. 04-KCPE-1025-GIE. The Experimental Regulatory Plan, for the most part, expires on June 1, 2010.

Section VI. Miscellaneous.

a. Reports. Annually, within thirty (30) days of the anniversary of the execution of this Agreement by all Parties, KCPL will provide to the other parties a report on the progress made to date in implementing the terms of this Agreement;

b. Destruction of Confidential Information. The Parties hereby agree that for purposes of the obligations in paragraph 10 of the Protective Order entered in ACC Appeal No. 06-0251 by the Administrative Hearing Commission on August 4, 2006 (the "Protective Order"), the date of "the final determination of the present appeal" shall be deemed to be the same date the last of these Parties executes this Agreement so that the Sierra Club and the persons to whom it provided access to confidential information shall have 60 days from that date to return or destroy confidential information as provided in that Protective Order, and KCPL shall have 60 days from that date to return or destroy all copies of Dr. J. Phyllis Fox's "personal library" which is the subject of an agreed addendum to that Protective Order. The Parties further expressly agree that all transcripts of depositions taken in ACC Appeal No. 06-0251, and all exhibits introduced therein, shall be deemed to include "Confidential Information" within the meaning of the Protective Order, notwithstanding the provisions for so designating such materials in paragraph 8 of the Protective Order, so that the obligations in paragraph 10 shall apply to all such transcripts and exhibits;

c. Technical Costs. KCPL agrees to pay $86,000 to the Sierra Club and CCPC for technical analysis;

d. Remedies. The Parties agree that in no instance will any Party or individual be responsible or liable for monetary damages as a result of any alleged breach or breach of this Agreement. The Parties acknowledge and agree that damages are not available as a remedy in the event the obligations of this Agreement are breached. The Parties agree that damages would not be an adequate remedy for noncompliance with this Agreement, and that no adequate remedy at law exists for noncompliance with the terms of this Agreement. Accordingly, the Parties expressly agree that an award of equitable relief would be an appropriate remedy for a breach of the obligations under this Agreement, provided the reviewing court has followed standard procedures for issuing injunctive relief. The Parties also agree that should they commence any legal action to enforce this Agreement that they will not seek any remedies except specific performance;

e. No Relationship. This Agreement does not create any legal relationship between or among the Parties. Thus, each Party is responsible only for its own actions and this Agreement is not intended to and does not in any manner create rights, duties, liabilities, or legal consequences for the Parties except as expressly provided herein. No joint venture, agency, partnership, or other fiduciary relationship will be deemed to exist or arise between or among the Parties as a result of this Agreement;

f. Force Majeure. Neither Party will be deemed to have breached this Agreement or trigger a right to terminate this Agreement for any delay or default in performing hereunder if such delay or default is caused by conditions beyond its control including, but not limited to, natural disasters, wars, insurrections, and/or any other cause beyond the reasonable control of the Party whose performance is affected;

g. Notice. Unless otherwise provided herein, whenever notifications, submissions, or communications are required by this Agreement, they will be made in writing and addressed as follows:

Bruce Nilles
Sierra Club Midwest Clean Energy Campaign
122 W. Washington Avenue, Suite 830
Madison, WI 53703
bruce.nilles@sierraclub.org

Yvonne Cather, Chapter Chair
Sierra Club - Kansas Chapter
2935 S. Seneca
Wichita, KS 67217-2863
yvonne@cathergriffithlaw.com

Melissa Hope
Sierra Club - Missouri Chapter
7164 Manchester Avenue
Maplewood, MO 63143
melissa.hope@sierraclub.org

Susan K. Brown, Chairperson
Concerned Citizens of Platte County, Inc.
14 Mill Street
Dearborn, MO 64439
s.brown@netzero.net

        Paul M. Ling
Environmental Manager
Kansas City Power & Light Company

1201 Walnut

Kansas City, MO 64106

paul.ling@kcpl.com

with a copy to

Michael D. Hockley
Spencer Fane Britt & Browne LLP
        1000 Walnut, Suite 1400
        Kansas City, MO 64106
        mhockley@spencerfane.com

All notifications, communications or submissions made pursuant to this Agreement will be sent in electronic (pdf) format unless the size or other characteristics of the materials requires the submission of a hard copy. If hard copies are submitted, they will be submitted by (a) two-day overnight, certified or registered mail that will be deemed submitted on the date they are postmarked, or (b) sent by overnight delivery service that will be deemed submitted on the date they are delivered to the delivery service. All notifications, communications, and submissions made by electronic means will be deemed submitted on the date that the transmitting Party receives written acknowledgment of receipt of such transmission.

h. Term. The provisions of this Agreement will expire December 31, 2015. If either the Sierra Club or CCPC is, at that time, challenging KCPL’s failure to comply with one or more of the terms of this Agreement, those terms and any related terms shall not expire at that time.

i. Termination. This Agreement may be terminated at any time upon mutual written agreement of the Parties.

j. Modification.  This Agreement may be amended or modified in writing by mutual agreement of the Parties.

k. Choice of Law. This Agreement will be construed and governed in all respects by the laws of the State of Missouri, without regard to the principles of conflicts of law. Any dispute arising over the terms and conditions contained herein will be resolved in a court of competent jurisdiction located in Jackson County, Missouri.

l. Dispute Resolution. Prior to commencing any legal action to enforce this Agreement the Parties agree to: (a) notify the allegedly offending Party in writing, and (b) wait at least thirty days (30) and during that period undertake all reasonable efforts to resolve the matter short of litigation.

m. Successors Bound. This Agreement will be binding upon the successors and assigns of KCPL, upon the successors and assigns of the Sierra Club, and upon the successors and assigns of the CCPC.

n. Authority. Each of the signatories to this Agreement affirms that he or she is authorized to enter into the terms and conditions of this Agreement. Each party hereto may validly execute this document by facsimile signature or in counterparts, each of which will constitute an original and all of which constitute one and the same Agreement.

IN WITNESS WHEREOF, this Agreement has been executed by Kansas City Power & Light Company, the Sierra Club, and the Concerned Citizens of Platte County and is effective as of March __, 2007.

AGREED ON BEHALF OF KANSAS
CITY POWER & LIGHT COMPANY BY:

___//s//  William G. Riggins_______________
Name: William G. Riggins
Title:  Vice President & General Counsel

Date:  __3/19/07____________________________
AGREED ON BEHALF OF SIERRA CLUB -BY: _____//s// Melissa K. Hope____________ Name: Melissa K. Hope Title: Missouri Chapter Development Assoc. Date:___3-19-07______________
AGREED ON BEHALF OF CONCERNED CITIZENS OF PLATTE COUNTY BY: ____//s// Susan K. Brown________________ Name: Susan K. Brown Title: Chairperson Date: ____3/20/07__________________________	_____//s// Yvonne A. Cather__________ Name: Yvonne A. Cather Title: Chapter Chair Sierra Club Kansas Chapter Date:___3-19-07__________________

WA 895635.2

Exhibit 1  Iatan Generating Station Modified Permit Limits

A. Iatan Unit 1 - Modified Permit Limits

The Parties agree that the sections of the Iatan PSD Permit set forth below will be replaced with the following language:

2.E.1.     Nitrogen Oxides (NOx) - 0.09 lbs/mmBTU, based on a 30 day rolling average.

2.E.2.     Sulfur Dioxide (SO2) - 0.07 lbs/mmBTU, based on a 30 day rolling average.

2.E.8.     Opacity - 15% (6-minute average) excluding periods of start-up and shut-down, except for one 6-minute period per hour of not more than 27 percent.

2.E.12.     Sulfuric Acid Mist (H2SO4) - KCPL shall submit a BACT analysis for sulfuric acid mist. Such analysis will include a proposed BACT limit no higher than 5.5x10E-3 lbs/mmBTU. The MDNR will conduct a BACT analysis and determine the final emissions limit.2

B. Iatan Unit 2 - Modified Permit Limits

The Parties agree that the sections of the Iatan PSD Permit set forth below will be replaced with the following language:

3.E.1.     Nitrogen Oxides (NOx) - 0.07 lbs/mmBTU, based on a 30 day rolling average.

3.E.2.  Sulfur Dioxide (SO2) - 0.06 lbs/mmBTU, based on a 30 day rolling average.

3.E.8.     Opacity - 15% (6-minute average) excluding periods of start-up and shut-down, except for one 6-minute period per hour of not more than 27 percent.

3.E.12.     Sulfuric Acid Mist (H2SO4) - KCPL shall submit a BACT analysis for sulfuric acid mist. Such analysis will include a proposed BACT limit no higher than 5.5x10E-3 lbs/mmBTU.
        The MDNR will conduct a BACT analysis and determine the final emissions limit.2

22.   Delete.

___________________________________
    2 Sierra Club and CCPC agree not to challenge MDNR’s BACT determination for sulfuric acid mist, provided it is no higher than 5.5x10E-3 lbs/mmBTU.

Exhibit 2  La Cygne Unit 1 and La Cygne Unit 2 Proposed Emission Limits

A.  La Cygne Unit 1 and La Cygne Unit 2

KCPL shall submit to KDHE a proposed consent agreement between KCPL and the Kansas Department of Health and Environment (“KDHE”) that will include an averaged emission limit for La Cygne Unit 1 and La Cygne Unit 2 to become effective when compliance with BART regulations is first required (but in no event later than June 1, 2015) and that does not exceed the following emissions limits for the emissions listed below:

Nitrogen Oxides (NOx)     0.13 lbs/mmBTU, based on 30-day rolling average, excluding periods of start up and shut-down.

Sulfur Dioxide (SO2)      0.1 lbs/mmBTU, based on 30-day rolling average, excluding periods of start up and shut-down.

PM10 filterable         0.015 lbs/mmBTU, based on either an average of 3 one-hour stack tests annually, or KCPL will comply with KDHE approved Continuous Assurance Monitoring (“CAM”)
                  plan for PM10 filterable before baghouses go online for La Cygne Unit 1 and La Cygne Unit 2, at the discretion of KCPL.

PM10 total           0.024 lbs/mmBTU, based on either an average of 3 one-hour stack tests annually, using Test Method 202 as modified to remove artifact bias subject to KDHE approval, or KCPL will comply with KDHE approved CAM plan for PM10 total before baghouses go online for La Cygne Unit 1 and La Cygne Unit 2, at the discretion of KCPL.

Exhibit 3 SETTLEMENT SHEET CO2 CALCULATIONS

CO2 Offsets
Description	MW	Capacity Factor	Annual Operating Hours	Coal Fleet Average (lb/MW-hour)	lb/ton conversion	CO2 Offset (tons)
Spearville Wind	100.5	0.35	8760	2200	2000	338,946
Additional Wind	400	0.35	8760	2200	2000	1,349,040
Existing Energy Efficiency	75	1	8760	2200	2000	722,700
Additional Energy Efficiency	300	1	8760	2200	2000	2,890,800
Additional CO2 Reduction						711,159

Total						6,012,645

CO2 Generation

Description	MW	Capacity Factor	Annual Operating Hours	Supercritical Boiler Average (lb/MW-hour)	lb/ton conversion	CO2 Generated (tons)
Iatan Unit 2	850	0.85	8760	1900	2000	6,012,645

Exhibit 4
BEFORE THE MISSOURI AIR CONSERVATION COMMISSION and MISSOURI ADMINISTRATIVE HEARING COMMISSION
In Re: PSD Construction Permit Issued to Great Plains Energy Project No. 2005-05-062 Permit No. 012006-019 Kansas City Power & Light Company - Iatan Generating Station

SIERRA CLUB, Petitioner, v. MISSOURI DEPARTMENT OF NATURAL RESOURCES, Respondent, KANSAS CITY POWER & LIGHT COMPANY, Intervenor.	) ) ) ) ) ) ) ) ) ) ) ) ) )	ACC Appeal No. 06-0251
STIPULATION OF DISMISSAL
Petitioner Sierra Club, by and through its attorneys, Respondent Missouri Department of Natural Resources (“MDNR”), by and through its attorneys, and Intervenor Kansas City Power & Light Company (“KCPL”), by and through its attorneys, hereby enter into the following Stipulation:

1. On March 2, 2006, Petitioner filed a Complaint before the Missouri Air Conservation Commission and Missouri Administrative Hearing Commission (“AHC”). The Complaint alleged nine counts challenging aspects of the decision of respondent MDNR to issue PSD Construction Permit No. 012006-019 to intervenor KCPL with respect to KCPL’s Iatan Generating Station (“the Permit”).

2. On February 19, 2007, petitioner filed a Notice of Dismissal of Count III of the Complaint.

3. On February 27, 2007 and March 1, 2007, all parties jointly filed Stipulations of Dismissal of Counts I, II, and IV of the Complaint.

4. On or about March 19, 2007, Sierra Club and KCPL entered into a Collaboration Agreement resolving their current disputes concerning the Iatan Generating Station. In the Collaboration Agreement, Sierra Club and KCPL agreed that the Permit limits for certain pollutants should be reduced, as set forth in Exhibit 1 attached hereto.

5. MDNR agrees to revise the Permit to incorporate the lower emissions limits indicated in Exhibit 1 attached hereto.

6. Accordingly, Sierra Club dismisses its Complaint, with prejudice, effective the date on which MDNR issues a revised Permit incorporating the emissions limits indicated on Exhibit 1 attached hereto. MDNR will send the revised Permit to Sierra Club and KCPL, and Sierra Club will notify the Administrative Hearing Commission of the effective date of this Stipulation of Dismissal.

7. Each undersigned representative of Petitioner, Respondent, and Intervenor certifies that she or he is authorized to enter into this Stipulation and to execute and legally bind such parties to this document.
ENTERED INTO THIS ____ DAY OF MARCH, 2007.

________________________________________  __________
Maxine Lipeles      Date
Director, Interdisciplinary Environmental Clinic
Washington University in St. Louis
Campus Box 1120
One Brookings Drive
St. Louis, MO 63130-4899

ATTORNEY FOR PETITIONER SIERRA CLUB

________________________________________  __________
Shelley A. Woods      Date
Assistant Attorney General
Missouri Attorney General’s Office
P.O. Box 899
Jefferson City, MO 65102

ATTORNEY FOR RESPONDENT MISSOURI
DEPARTMENT OF NATURAL RESOURCES

________________________________________  __________
Michael D. Hockley       Date
Barry L. Pickens
Bryant T. Lamer
Sara S. Hertz
1000 Walnut St., Suite 1400
Kansas City, MO 64106

ATTORNEYS FOR INTERVENOR KANSAS CITY
POWER & LIGHT COMPANY

Exhibit 1  Iatan Generating Station Modified Permit Limits

A. Iatan Unit 1 - Modified Permit Limits

The Parties agree that the sections of the Iatan PSD Permit set forth below will be replaced with the following language:

2.E.1.     Nitrogen Oxides (NOx) - 0.09 lbs/mmBTU, based on a 30 day rolling average.

2.E.2.     Sulfur Dioxide (SO2) - 0.07 lbs/mmBTU, based on a 30 day rolling average.

2.E.8.     Opacity - 15% (6-minute average) excluding periods of start-up and shut-down, except for one 6-minute period per hour of not more than 27 percent.

2.E.12.     Sulfuric Acid Mist (H2SO4) - KCPL shall submit a BACT analysis for sulfuric acid mist. Such analysis will include a proposed BACT limit no higher than 5.5x10E-3 lbs/mmBTU.
        The MDNR will conduct a BACT analysis and determine the final emissions limit.

B. Iatan Unit 2 - Modified Permit Limits

The Parties agree that the sections of the Iatan PSD Permit set forth below will be replaced with the following language:

3.E.1.     Nitrogen Oxides (NOx) - 0.07 lbs/mmBTU, based on a 30 day rolling average.

3.E.2.  Sulfur Dioxide (SO2) - 0.06 lbs/mmBTU, based on a 30 day rolling average.

3.E.8.     Opacity - 15% (6-minute average) excluding periods of start-up and shut-down, except for one 6-minute period per hour of not more than 27 percent.

3.E.12.     Sulfuric Acid Mist (H2SO4) - KCPL shall submit a BACT analysis for sulfuric acid mist. Such analysis will include a proposed BACT limit no higher than 5.5x10E-3 lbs/mmBTU.
        The MDNR will conduct a BACT analysis and determine the final emissions limit.3

22    Delete.

3 Sierra Club and CCPC agree not to challenge MDNR’s BACT determination for sulfuric acid mist, provided it is no higher than 5.5x10E-3 lbs/mmBTU.

[KCP&L Letterhead]

Exhibit 5
September 11, 2006 .

W. James L. Kavanaugh, Director
Missouri Department of Natural Resources
Air Pollution Control Program
PO Box 176
Jefferson City, MO 65102-0176

Re: Kansas CityPower & LightCompany latan Generating Station Permit to Construct Permit Number: 012006-019

Dear Mr. Kavanaugh:

The Missouri Department of Nature Resources (MDNR) issued the Iatan Generating Station Permit to Construct (Permit No. 012006-019) on January 31, 2006 to Kansas City Power & Light Company (KCPL). The Permit was issued as a result of KCPL's Permit Application of May 2005. The Permit Application indicated that KCPL desired to increase the heat input of the Unit 1 boiler but that no physical modifications would be required because the Unit 1 boiler is already equipped with low NOx burners. The Permit issued indicated that KCPL intends to modify the Unit 1 boiler to increase the heat input rate and upgrade the emissions control system.

Recently, detailed design and analysis has indicated that KCPL may desire to make modifications to the Unit 1 boiler. The studies and analysis suggest that the existing low NOx burners could be replaced with the latest low NOx burner technology, over fire air or potentially burners in a revised arrangement. This would allow better burner controls to reduce emissions as part of the emission control upgrades for the Unit 1 boiler and would be good combustion practices. In addition, additional economizer surface area may be required to optimize flue gas temperatures for the proper and most efficient operation of the emissions control equipment.

In addition, detailed design and analysis has indicated that KCPL may desire to make modification to the Unit 1 turbine. The studies and analysis suggest that efficiency improvements can be made by reblading the high-pressure section of the turbine. These turbine efficiency improvements will be made concurrently with the addition of the emission control equipment to the Unit 1 boiler and in compliance with the Permit to Construct.

The detailed design and analysis for these potential changes to the boiler and turbine is ongoing but will be designed to be in compliance with the emissions limits indicated in the Permit to Construct.

MDNR in the Permit to Construct classified the installation of Unit 2 and the modifications of Unit 1 as a major modification requiring PSD review for certain emissions. KCPL interprets that the upgrade of the Unit 1 low NOx burners, over fire air, revised burner arrangement, economizer surface area increase, and the Unit 1 turbine efficiency improvements as part of the major modification previously reviewed and approved by MDNR and generally indicated as such in the

W. James L. Kavanaugh
September 11, 2006

Permit to Construct. KCPL is currently reviewing the feasibility of implementing each of these projects, which can be viewed independently from one another.

Before proceeding further, however, KCPL would like written confirmation from MDNR that KCPL's interpretation is consistent with MDNR's interpretation. Since the projects can be viewed and implemented independently, please verify MDNR's interpretation for each specific project and in total. KCPL would be willing to formally document this understanding later in a pemut amendment.

Because of the lead time necessary to implement. these projects in approximately the 2008 time frame, it is vital that an interpretation is timely received.

If you should have any questions concerning these comments, please contact me at 816-556-2899.

                      Sincerely,

                                                        //s// Paul M. Ling

                                                        Paul M. Ling
                                                        KCPL
                                                        Acting Manager of Environmental Services